PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact: Mark F. Bradley
---------------------                   President and Chief Executive Officer
February 9, 2006                        (740) 373-3155


                              PEOPLES BANCORP INC.
                         DECLARES FIRST QUARTER DIVIDEND
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         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(NASDAQ: PEBO) today declared a cash dividend of $0.20 per share payable on April 3, 2006, to shareholders of record at March 15, 2006.
          The first quarter dividend reflects an increase of 5.3% over the $0.19 per share paid in the first quarter of 2005 and equal to the fourth quarter of 2005.
         The first quarter dividend represents a payout of approximately $2.1 million based on 10.6 million shares outstanding at February 9, 2006.
         "The Board's decision to continue the level of the quarterly cash dividend reflects our commitment to enhance shareholder return and is consistent with the greater emphasis on dividends," said Mark F. Bradley, President and CEO.
         The annualized 2006 dividend of $0.80 equates to a yield of 2.8% based on Peoples Bancorp's closing stock price of $28.54 on February 8, 2006.
         Peoples recently reported net income of $5.7 million or $0.53 per diluted share for the fourth quarter of 2005. Net income for the year ended December 31, 2005 was $20.5 million or $1.94 per diluted share.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


                                 END OF RELEASE